Exhibit 4.3

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of September 19, 2007, is by and among Synova Healthcare Group, Inc., a Nevada corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and, collectively, the “Purchasers”).

A. Subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, convertible notes and warrants of the Company as more fully described in this Agreement.

B. The sale of securities pursuant to this Agreement is being undertaken in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulations D and S promulgated thereunder.

C. The offering is intended to raise gross proceeds of up to approximately $5,000,000 (in notional amount, giving effect to conversion of any subscriptions in Euros into U.S. Dollars). The offering may include commitments denominated in Euros.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(f).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to remain closed.

“Closing” means the closing of the purchase and sale of the Notes and Warrants pursuant to Section 2.1, which may take place in multiple tranches.

“Closing Date” means the date of this Agreement and any subsequent date upon which Notes are issued by the Company.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such common stock may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which entitle the holder thereof to acquire, directly or indirectly, at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” shall equal $1.00 per share, as may be adjusted in accordance with the terms of the Notes. For purposes of determining the Conversion Price of a Euro-denominated Note on any Conversion Date, the Company shall first convert Euros to U.S. Dollars based on the prevailing exchange rate published in the Wall Street Journal on the Conversion Date or, in the absence thereof, such other recognized exchange rate available as of the Conversion Date as the Company may determine.

“Disclosure Schedules” means the disclosure schedules of the Company delivered concurrently herewith.

“Discussion Time” shall have the meaning ascribed to such term in Section 3.2(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(e).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than unsecured accounts payable incurred in the ordinary course of business and no more than ninety (90) days past the date of the invoice therefor), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements that exceed amounts necessary to hedge the Company’s cross-currency exposure and (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction or impairment.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(a).

“Notes” mean the convertible notes of the Company in substantially the form attached hereto as Exhibit A, which notes shall be convertible into shares of Common Stock at the Conversion Price.

“Note Shares” means the shares of Common Stock issuable upon conversion of the Notes in accordance with the terms of the Notes.

“Permitted Indebtedness” shall have the meaning set forth in Section 5.1.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means a claim, suit, arbitration, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.4.

“Required Purchasers” means one or more Purchasers representing greater than 70% of the aggregate principal amount of all Notes then outstanding.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(e).

“Securities” means the Notes, the Note Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

“Subscription Amount” means, as to each Purchaser, the face amount of the Notes purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” being denominated in either U.S. Dollars or Euros as stated on such signature page, and in immediately available funds.

“Subsidiary” means any subsidiary of the Company.

“Trading Day” means (i) a day on which the Common Stock is traded on an Trading Market, (ii) if the Common Stock is not listed on an Trading Market, a day on which the Common Stock is traded in the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices), or (iii) if the Common Stock is not reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices) then Trading Day shall mean a Business Day.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Notes, the Warrants, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means the Company’s Common Stock Purchase Warrants, in substantially the form of Exhibit B issued to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall become exercisable immediately upon their date of issuance and shall have a term of exercise equal to five (5) years from the initial Closing Date.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser severally (and not jointly) agrees to purchase, the principal amount of Notes and the number of Warrants for the Subscription Amount specified below such Purchaser’s name on the signature page of this Agreement. Each Purchaser shall deliver to the Company via wire transfer or a certified check immediately available funds equal to its Subscription Amount and the Company shall deliver to each Purchaser its respective Notes and Warrants as determined pursuant to Section 2.2(a) at the Closing. The Closing shall occur at the offices of Blank Rome LLP, One Logan Square, Philadelphia, PA 19103-6998, or such other location as the parties shall mutually agree. The Company may issue Notes and Warrants in multiple tranches commencing on the date hereof until $5 million in aggregate notional amount of Notes have been issued.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a Note with a principal amount equal to the aggregate principal amount to be purchased by such Purchaser duly executed on behalf of the Company and registered in the name of such Purchaser or its designee; and

(iii) a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 180% of the Note Shares issuable upon conversion of the Notes purchased by such Purchaser (rounded up to the nearest whole number) with an exercise price equal to $1.00, subject to adjustment therein.

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by such Purchaser; and

(ii) such Purchaser’s Subscription Amount by wire transfer to the account specified by the Company.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth under the corresponding section of the Disclosure Schedules delivered to the Purchasers concurrently herewith, which Disclosure Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to each Purchaser:

(a) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. None of the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have, or would not reasonably be expected to result in, (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been approved by the Board of Directors of the Company. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than as referred to herein. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) Issuance of the Securities. The Notes are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Note Shares and Warrant Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved, or will reserve within 180 days after the date hereof if its authorized capital stock is insufficient, from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to the Note Shares and Warrant Shares.

(d) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is specified in Schedule 3.1(d). Except such as have been waived or as otherwise described on Schedule 3.1(d), no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in Schedule 3.1(d), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any

Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except such as have been waived or as otherwise described on Schedule 3.1(d), the issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(e) SEC Reports; Financial Statements. Other than in respect of Current Reports on Form 8-K, some of which may have been filed late or not filed at all, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the period commencing January 1, 2007 through the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Except as set forth in Schedule 3.1(e), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited and pro forma financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and the Company’s consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited and pro forma statements, to normal, recurring, year-end audit adjustments and the SEC’s rules on the presentation of unaudited interim financial statements generally.

(f) Litigation. There is no action, suit, inquiry, notice of violation, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.

(g) Investment Company. Neither the Company nor any Subsidiary is, nor is an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h) Ranking of the Notes. Other than Permitted Indebtedness, no Indebtedness of the Company is senior to the Notes in right of payment.

3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself only, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. Such Purchaser is either a natural person or an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to any effective registration statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. No solicitation, offer to sell or offer to purchase was made to or from Purchaser with respect to the Securities other than in the Commonwealth of Pennsylvania or the state of Purchaser’s domicile as set forth on the signature page.

(f) Access to Information. Such Purchaser acknowledges that it has reviewed the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(g) Additional Representations for Regulation S.

(i) Such Purchaser understands and acknowledges that the Securities have not been registered under the Securities Act or any other applicable securities laws, and the Securities may not be sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities law or pursuant to an exemption therefrom and in each case in compliance with the conditions for transfer set forth in (iii) below.

(ii) Unless otherwise indicated on the signature page, such Purchaser is a person that, at the time the buy order for the Securities was originated and this Agreement was executed, was outside the United States and was not a U.S. person (and was not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S.

(iii) Such Purchaser acknowledges that it will offer, sell or otherwise transfer the Securities, prior to the date which is two years after the later of the original issue date hereof and the last date on which the Company or any affiliate of the Company was the owner of any of the Securities (or any predecessor of the Securities), only (A) to the Company, (B) pursuant to a registration statement that has been declared effective under the Securities Act, (C) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act in a transaction meeting the Requirements of Rule 904 under the Securities Act, or (D) pursuant to another available exemption from the registration requirements of the Securities Act, subject to the Company’s right prior to any offer, sale or transfer pursuant to clause (C) or (D) to require the delivery of an opinion of counsel, certificates and/or other information reasonably satisfactory to the Company.

(iv) Such Purchaser shall not engage in hedging transactions involving the Securities unless such transactions are in compliance with the Securities Act.

(v) If such Purchaser is a “dealer” or a person “receiving a selling concession fee or other remuneration” within the meaning of Regulation S under the Securities Act, it acknowledges that until the expiration of the one-year “restricted period” within the meaning of Rule 903 of Regulation S under the Securities Act, any offer or sale of the Securities shall not be made by it to a U.S. person or for the account or benefit of a U.S. person within the meaning of Rule 902(k) of the Securities Act.

(vi) Such Purchaser acknowledges that the Company and others will rely upon the truth and accuracy of the foregoing representations, warranties and agreements and agrees that, if any of the representations, warranties and agreements made by such Purchaser are no longer accurate, it shall promptly notify the Company.

(vii) Such Purchaser represents and warrants that none of the representations or warranties made by it herein contain any false or misleading statement or omit to state a material fact and such Purchaser has not traded in securities of the Company in violation of Rule 10b-5 under the Exchange Act or any other federal or state insider trading or anti-fraud securities law.

(viii) Such Purchaser meets all legal requirements necessary to permit the purchase of the Securities by a citizen of the jurisdiction of such Purchaser’s residence.

(h) Certain Trading Activities. Other than the transaction contemplated hereunder, such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, executed any disposition, including Short Sales, in the securities of the Company during the period commencing from the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”). Other than to other Persons party to this Agreement and their respective counsel and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with all applicable federal, state, foreign and other securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement, Rule 144 or Regulation S, as applicable, to the Company or to an affiliate of a Purchaser, the Company may require the transferor thereof to provide, at the transferor’s expense, to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act, and may also require Purchaser to provide such additional documents, certificates, or other instruments as may be reasonably necessary and customary to demonstrate compliance with Rule 144 or Regulation S, as applicable, or the securities laws of any other foreign or other applicable jurisdiction. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement. The Purchasers agree to the imprinting of legends, so long as is required by this Section 4.1, on any of the Securities in substantially the form contained in the form of Note and Warrant attached as Exhibits A and B hereto.

(b) Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legends from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act and all other applicable securities laws, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to any registration statement, they will be sold in compliance with the plan of distribution set forth therein and in compliance with the prospectus delivery requirements of the Securities Act, applicable law and the applicable rules or regulations of any Trading Market.

4.2 Furnishing of Information. As long as any Purchaser owns Securities and reports are required under the Exchange Act, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports on Form 10-Q and Form 10-K required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will (i) prepare and furnish to the Purchasers (or file on the SEC’s EDGAR system) and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144; and (ii) supply (or file on the SEC’s EDGAR system) annual audited financial statements of the Company to each of the Purchasers within 90 days after the close of each fiscal year end and quarterly unaudited financial statements within 45 days after the close of each of the first three fiscal quarters, in each case prepared in accordance with GAAP (with the exception of the exclusion of footnotes and subject to ordinary year end adjustments in the case of quarterly financial statements). The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144 or Regulation S, as applicable.

4.3 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital (including payment of trade payables), general corporate purposes and payment of the fees and expenses related to this transaction.

4.4 Indemnification of Purchasers. Subject to the provisions of this Section 4.4, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. To the extent that the Company becomes liable to multiple Purchaser Parties arising from a common claim, the Company shall make payments to such Purchaser Parties on a pro rata basis, based on the relative unsatisfied indemnification claim of each such Purchaser Party. Any partial payments made by the Company pursuant to the preceding sentence shall not relieve the Company of the obligation to pay the unsatisfied portion of each such claim.

4.5 Equal Treatment of Purchasers. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended to treat for the Company the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.6 Short Sales and Confidentiality After The Date Hereof. Each Purchaser severally and not jointly with the other Purchasers covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period commencing at the Discussion Time and ending on the one year anniversary of the Closing Date. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.7 Existing Notes. The Purchasers, for themselves and their permitted successors and assigns, hereby acknowledge the existence, validity and enforceability of the liens granted by the Company under the Security Agreement, dated as of the date hereof, among the Company, the Guarantors of the 6.5% Senior Convertible Promissory Notes Due January 12, 2007 (the “Existing Notes”) and the holders of the Existing Notes, and the obligations under the Existing Notes. The Purchasers agree to not, directly or indirectly, take any action to contest the validity or enforcement of the liens under the Security Agreement or the obligations of the Existing Notes.

ARTICLE V.

NEGATIVE COVENANTS

The Company and each Subsidiary hereby agrees that, from and after the date hereof until the date that the Notes have either been repaid in their entirety and/or converted entirely into Common Stock, the Company and each Subsidiary shall be bound according to the restrictions set forth in each of the following negative covenants unless any such restriction shall have been expressly waived in writing by the Required Purchasers:

5.1 Indebtedness. Neither the Company nor any Subsidiary shall create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Indebtedness senior in right of payment to the Notes, except (a) trade payables incurred and paid in the ordinary course of business, (b) purchase money indebtedness for assets acquired in the ordinary course of business, (c) Indebtedness evidenced by the Company’s convertible notes due January 12, 2012, and (d) Indebtedness which is non-recourse to any assets of the company other than its stock in, or assets of, Bio Pad Ltd. (collectively (a) through (d) shall be referred to as “Permitted Indebtedness”).

5.2 Liens. Neither the Company nor any Subsidiary shall create or suffer to exist any Lien upon any of its properties, except (a) Liens in existence on the date hereof, (b) tax, mechanics’, materialmen’s, warehousemen’s, laborer’s and landlord and other similar Liens relating to amounts that are not yet due and payable, or that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established, (c) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or similar legislation, and (d) Liens to secure Permitted Indebtedness (which, for the avoidance of doubt, would include Liens on the stock or assets of Bio Pad Ltd.).

5.3 Amendment of Organizational Documents. Neither the Company nor any Subsidiary shall permit any amendment to its articles of incorporation so as to adversely affect the rights or privileges granted under the Notes; provided, however, that the Company shall be entitled without further consent to amend its articles of incorporation to increase the authorized number of shares of stock thereunder if the Company deems such an amendment necessary to comply with its obligation to reserve shares pursuant to this Agreement and its other investor obligations and each Purchaser hereby authorizes and approves such an amendment.

5.4 Payment of Cash Dividend. The Company and each Subsidiary agrees, so long as any of the Notes are outstanding, not to declare, pay or make any provision for any cash dividend or distribution with respect to the Common Stock of the Company.

5.5 Stock Repurchases. The Company agrees, so long as any of the Notes are outstanding, not to redeem any Common Stock or Common Stock Equivalents.

ARTICLE VI.

MISCELLANEOUS

6.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.

6.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via e-mail or via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Required Purchasers. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the Purchasers.

6.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person. Notwithstanding the foregoing, Purchasers agree that the holders of the Existing Notes are the express third party beneficiaries of the acknowledgement and agreement set forth in Section 4.7 of the Agreement and such provision shall not be amended without the prior written consent of the collateral agent appointed on behalf of the holders of the Existing Notes.

6.8 Governing Law. All disputes among the parties and all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Actions concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Action has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an Action to enforce any provisions of a Transaction Document, then the prevailing party in such Action shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action.

6.9 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Note Shares and Warrant Shares.

6.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.12 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SYNOVA HEALTHCARE GROUP, INC.		Address for Notice:

By:		1400 North Providence Road
	Name:	Suite 6010
	Title:	Media, PA 19063
Attention: Stephen King

With a copy to (which shall not constitute notice): Alan L. Zeiger, Esq. Blank Rome LLP One Logan Square Philadelphia, PA 19103-6998

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT SEPTEMBER 2007]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: _________________________________________________________

Signature of Authorized Signatory of Purchaser:_____________________________________________________

Name of Authorized Signatory: _______________________________________________________________

Title of Authorized Signatory: _______________________________________________________________

Email Address of Purchaser: _______________________________________________________________

Fax Number of Purchaser: _______________________________________________________________

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchaser (if not same as above):

☐ Check this box only if the Purchaser is a U.S. Person.

Dollar denominated:

Subscription Amount: $________________

Principal Amount of Notes: $________________

EIN Number: [PROVIDED UNDER SEPARATE COVER]

Euro denominated:

Subscription Amount: €________________

Principal Amount of Notes: €________________

EIN Number: [PROVIDED UNDER SEPARATE COVER]

EXHIBIT A

FORM OF NOTE

EXHIBIT B

FORM OF WARRANT